Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 867,259,487.00	0.0001381	$ 119,768.54
Fees Previously Paid
	Total Transaction Valuation:	$ 867,259,487.00
	Total Fees Due for Filing:			$ 119,768.54
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 119,768.54
Offering Note
[1]	Estimated solely for the purpose of calculating the filing fee. The transaction value was calculated by adding (a) the product of (i) $23.50 (the "Offer Price") and (ii) 36,904,659 issued and outstanding shares of common stock, par value $0.01 per share, of Genco Shipping & Trading Limited (the "Company"). The calculation of the transaction value is based on information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2026, issued August 25, 2025 and effective October 1, 2025, by multiplying the transaction value by 0.0001381.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources